Exhibit 10.2

Share Pledge Agreement

THIS SHARE PLEDGE AGREEMENT (this “Agreement”) dated as of October 24, 2016, is entered into by and between Sohu.com (Game) Limited, an exempted company incorporated in the Cayman Islands (the “Pledgor”), and Changyou.com Limited, an exempted company incorporated in the Cayman Islands (the “Secured Party”).

RECITALS:

A. Beijing Sohu New Media Information Technology Co., Ltd. (the “Borrower”), a company organized and existing under the laws of the People’s Republic of China (the “PRC”) and an affiliate of the Pledgor, and Beijing AmazGame Age Internet Technology Co., Ltd. (the “Lender”), a company organized and existing under the laws of the PRC and an indirect wholly-owned subsidiary of the Secured Party, have entered into a loan agreement, dated as of the date hereof (as amended or supplemented from time to time, the “Loan Agreement”), pursuant to which the Borrower may borrow from time to time from the Lender up to an aggregate principal amount of RMB1,000,000,000 under the Loan Agreement (the “Loan”).

B. It is a condition to the obligations of the Lender to extend the Loan under the Loan Agreement that the Pledgor execute and deliver to the Secured Party this Agreement.

C. The Pledgor has directly and indirectly benefited and will directly and indirectly benefit from the transactions evidenced by and contemplated in the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

Section 1.1 Definitions. The following terms have the meanings indicated below:

“Changyou ADS” means an American depositary share of the Secured Party, which represents two Class A ordinary shares, par value $0.01 per share, of the Secured Party.

“Collateral” has the meaning specified in Section 2.1 of this Agreement.

“Default” or “Event of Default” means the occurrence of any of the events of default set forth in Section 1.5.3 of the Loan Agreement.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal status).

“Pledged Interests” means any or all of the Pledged Shares, all certificates, instruments, or electronic entries representing or evidencing any or all of the Pledged Shares, and all dividends, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Pledged Shares.

“Pledged Shares” means initially 11,386,228 Class B ordinary shares, par value $0.01 per share, of the Secured Party held by the Pledgor; provided that such number of the Pledged Shares shall be reviewed by the Secured Party from time to time and adjusted to such number as is equal to the quotient of (i) the Pledged Share Determination Amount divided by (ii) the Adjustment Determination Price, in case and if, during any 10 consecutive trading days, the average closing price of Changyou ADS on the Nasdaq Global Select Market (the “Decreased Price”) is equal to or less than (x) 80% of the closing price of Changyou ADS as of the date of this Agreement, for effecting the first adjustment to the number of the Pledged Shares, or (y) 80% of the closing price of Changyou ADS as of the date of the immediately preceding adjustment, for effecting any further adjustments to the number of the Pledged Shares. The “Pledged Share Determination Amount” means RMB1,060,000,000 (or approximately US$158.2 million). The “Adjustment Determination Price” means one-half of the Decreased Price. For the purpose of calculating the adjusted number of the Pledged Shares hereunder, the RMB to U.S. dollar exchange rate published as the “parity rate” by the People’s Bank of China that is in effect on the 10th trading day of such applicable 10-trading day period shall be used.

“RMB” means Renminbi or Yuan, the legal currency of the PRC.

“UCC” means the Uniform Commercial Code.

ARTICLE II.

Security Interest

Section 2.1 Grant of Security Interest. As collateral security for the prompt payment and performance in full when due of the Loan (whether at stated maturity, by acceleration or otherwise) the Pledgor hereby pledges, assigns, transfers and conveys to the Secured Party as collateral, and grants the Secured Party a continuing lien on and security interest in, all of the Pledgor’s right, title and interest in, to and under the Pledged Interests, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”).

Section 2.2 Recording of Security Interest. The Pledgor will make an entry in the register of mortgages and charges of the Pledgor in respect of the Collateral created under this Agreement in accordance with the Companies Law (as amended) of the Cayman Islands, and deliver to the Secured Party a copy of the updated register of mortgages and charges of the Pledgor certified by the registered office of the Pledgor, within ten (10) business days following the date of the execution of this Agreement. The Pledgor will, from time to time, promptly make an entry in the register of mortgages and charges of the Pledgor to reflect any adjustment in the number of the Pledged Shares.

ARTICLE III.

Representations and Warranties

To induce the Lender to enter into the Loan Agreement, the Pledgor represents and warrants to the Secured Party as follows, each such representation and warranty being a continuing representation and warranty, surviving until termination of this Agreement in accordance with the provisions of Section 6.11 of this Agreement:

Section 3.1 Title. The Pledgor is, and with respect to any of the Collateral acquired after the date hereof, the Pledgor will be, the legal and beneficial owner of the Collateral free and clear of all claims, liens and encumbrances, except as provided under this Agreement.

Section 3.2 Organization. The Pledgor is duly organized and validly existing as a corporation (or other business organization) under the laws of Cayman Islands.

Section 3.3 No Contradiction. The execution, delivery and performance of this Agreement will not conflict with any organizational or constitutional documents of the Pledgor or any agreement, instrument or understanding to which the Pledgor is bound, nor will they violate or conflict with the rights of any third party or any applicable laws or regulations.

Section 3.4 Pledged Interests.

(a) Duly Authorized and Validly Issued. The Pledged Shares have been validly issued under the laws of the Cayman Islands, and are fully paid and non-assessable.

(b) Valid Title; No Liens; No Restrictions. The Pledgor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interest in or to the Pledged Interests. None of the Pledged Interests are subject to any contractual or other restrictions upon the pledge or other transfer of such Pledged Interests, other than those imposed by the U.S. Securities Act of 1933, as amended (the “Securities Act”), or securities laws generally.

Section 3.5 Priority. No financing statement, security agreement or other lien instrument covering any part of the Collateral is on file in any public office with respect to any outstanding obligation of the Pledgor, except as may have been filed in favor of the Secured Party pursuant to this Agreement.

ARTICLE IV.

Covenants

The Pledgor covenants and agrees with the Secured Party, until termination of this Agreement in accordance with the provisions of Section 6.11 hereof, as follows:

Section 4.1 Pledged Interests. All certificates or instruments representing or evidencing the Pledged Interests (including any share certificate representing the Pledged Shares) or the Pledgor’s rights therein shall be delivered to the Secured Party promptly upon the Pledgor gaining any rights therein, in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance reasonably acceptable to the Secured Party.

Section 4.2 Sale or Encumbrance. The Pledgor shall not sell, convey, transfer or dispose of, or create, permit or suffer to exist, and shall defend the Collateral against, any lien or any restriction upon the pledge or other transfer thereof, and shall defend the Pledgor’s title to and other rights in the Collateral and the Secured Party’s pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons. The Pledgor shall do nothing to impair the rights of the Secured Party in the Collateral.

Section 4.3 Notification of Lien; Continuing Disclosure. The Pledgor shall promptly notify the Secured Party in writing of any lien, encumbrance or claim that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such lien, encumbrance or claim.

Section 4.4 Covenants Regarding Pledged Interests

(a) Voting Rights and Distributions.

(i) So long as no Default or Event of Default has occurred or is continuing (both before and after giving effect to any of the actions or other matters described in clauses (A) or (B) of this sub-paragraph):

(A) The Pledgor shall be entitled to exercise all voting and other consensual rights (including, without limitation, the right to give consents, waivers and ratifications) pertaining to any of the Pledged Interests (including the Pledged Shares) or any part thereof; provided, however, that no vote may be cast, or consent, waiver, or ratification given or action taken, that would violate any provision of this Agreement or of the Loan Agreement, without the prior written consent of the Secured Party; and

(B) The Pledgor shall be entitled to receive and retain all dividends, distributions and interest paid in respect to any of the Pledged Interests (including the Pledged Shares).

(ii) Upon the occurrence and during the continuance of a Default or an Event of Default:

(A) the Secured Party may elect to repurchase from the Pledgor pursuant to, and register in the name of the Secured Party such number of the Pledged Shares as is determined in accordance with Section 5.1 hereof.

(B) All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.4(a)(i)(A) and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 4.4(a)(i)(B) with respect to such number of the Pledged Shares shall be suspended until such Default or Event of Default no longer exists.

(C) All dividends, interest and other distributions which are received by the Pledgor contrary to the provisions of this Section 4.4(a)(ii) shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Secured Party as Collateral in the same form as so received (with any necessary endorsement).

Section 4.5 Further Assurances.

At any time and from time to time, upon the request of the Secured Party, and at the sole expense of the Pledgor, the Pledgor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Secured Party may reasonably deem necessary or appropriate to (i) record, preserve, ensure the priority, effectiveness and validity of the Secured Party’s security interest in and pledge and collateral assignment of the Collateral, including but not limited to assistance with respect to the UCC filing of the Collateral, (ii) carry out the provisions and purposes of this Agreement and (iii) to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. The Pledgor agrees to maintain and preserve the Secured Party’s security interest in and pledge and collateral assignment of the Collateral hereunder and the priority thereof.

ARTICLE V.

Rights of Secured Party

Section 5.1 Repurchase of Pledge Shares. Effective only upon the occurrence and during the continuance of an Event of Default, the Pledgor hereby gives the Secured Party the power and right on behalf of the Pledgor and in its own name to repurchase from the Pledgor, after the occurrence and during the continuance of such Event of Default, upon receipt by the Secured Party of the request of the Lender and without notice to or the consent of Pledgor, such number of the Pledged Shares (the “Repurchased Shares”) as is equal to the quotient of (i) the total amount of the then outstanding balance (including all unpaid principal and accrued interest thereon) of the Loan which is then due and payable by the Borrower to the Lender (such total amount, the “Default Loan Amount”), divided by (ii) the Repurchase Price. The “Repurchase Price” means the lesser of (x) one-half of the numerical average of the closing prices of one Changyou ADS on the Nasdaq Global Select Market for the 30 trading days preceding the date of the execution of this Agreement, or (y) one-half of the numerical average of the closing prices of one Changyou ADS on the Nasdaq Global Select Market for the 30 trading days preceding the date of such Event of Default. The aggregate Repurchase Price for the Repurchased Shares shall be made by the Secured Party to the Pledgor by way of the Secured Party causing the Lender to cancel in full the Default Loan Amount owed by the Borrower to the Lender. In connection with such repurchase of the Repurchased Shares, the Pledgor and the Secured Party hereby acknowledge and agree that the Secured Party will have the right, without any further action of the Pledgor, to update the register of members of the Secured Party to reflect such repurchase. For the purpose of calculating the number of the Repurchased Shares under this Section 5.1, the RMB to U.S. dollar exchange rate published as the “parity rate” by the People’s Bank of China that is in effect at the close of the date of such Event of Default shall be used. For the avoidance of doubt, the Secured Party has the right, but not the obligation, to repurchase from the Pledgor the Repurchased Shares under this Section 5.1.

Section 5.2 Performance by the Secured Party. If the Pledgor fails to perform any covenant or agreement contained in this Agreement, the Secured Party may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Pledgor, in which case the Secured Party shall exercise good faith and make diligent efforts to give the Pledgor prompt prior written notice of such performance or attempted performance. In such event, the Pledgor shall, at the request of the Secured Party, promptly pay any reasonable amount expended by the Secured Party in connection with such performance or attempted performance to the Secured Party. Notwithstanding the foregoing, it is expressly agreed that the Secured Party shall not have any liability or responsibility for the performance (or nonperformance) of any obligation of the Pledgor under this Agreement.

ARTICLE VI.

Miscellaneous

Section 6.1 No Waiver; Cumulative Remedies. No failure on the part of the Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Secured Party and their respective heirs, successors and assigns, except that neither Pledgor nor the Secured Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

Section 6.3 Amendment; Entire Agreement. This Agreement and the Loan Agreement embody the final, entire agreement among the parties hereto and supersede all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 6.4 Notices. All notices, requests, demands, consents and other communications (the “Notices”) required to be given by any party to the other party shall be in writing and delivered by hand delivery express courier or email to the applicable party at the physical or email address stated below:

if to the Pledgor:	Sohu.com (Game) Limited
	Address:	SOHU.com Media Plaza
Block 3, No.2 Kexueyuan South Road
Haidian District, Beijing 100190, P.R. China
Email: Joannalu@sohu-inc.com

if to the Secured Party:	Changyou.com Limited
	Address:	Changyou Creative Industrial Park
65 Bajiao East Road, Shijingshan District
Beijing 100043, P.R. China
Email: jasminezhou@cyou-inc.com

or, as to each party hereto, at such other physical or email address as is designated by such party in a notice to the other party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 6.4.

Section 6.5 Governing Law; Dispute Resolution.

(a) The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the Cayman Islands, without regard for principles of conflicts of laws.

(b) Arbitration.

(i) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof) shall be resolved through arbitration. A dispute may be submitted to arbitration upon the request of any party hereto with written notice to the other party (the “Arbitration Notice”).

(ii) The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. There shall be three arbitrators. The claimant to the dispute shall collectively choose one arbitrator, and the respondent shall collectively choose one arbitrator, within 30 days after the delivery of the Arbitration Notice to the other party. Both arbitrators shall agree on the third arbitrator within 30 days of their appointment. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC. The arbitration shall be conducted in English.

(iii) Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(iv) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(v) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

Section 6.6 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7 Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9 Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10 Construction. The Pledgor and the Secured Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Pledgor and the Secured Party.

Section 6.11 Termination. If all of the Loan has been paid and performed in full and all commitments to extend credit or other credit accommodations under the Loan Agreement have been terminated, the Secured Party shall execute and deliver to the Pledgor a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Pledgor (without recourse and without any representation or warranty) any of the Collateral as may be in the possession of Secured Party and has not previously been applied pursuant to this Agreement.

Section 6.12 Consistent Application. The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Loan Agreement.

Section 6.13 Continuing Lien. The security interest in the Collateral granted under this Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Loan is from time to time temporarily reduced to zero) and the Secured Party’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Loan Agreement remains in effect and until all of the Loan is repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Loan Agreement remains outstanding.

[Signature Page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

PLEDGOR:

SOHU.COM (GAME) LIMITED

By:	Sohu.com Limited, its sole Director

By:	/s/ Charles Zhang
Name: Charles Zhang
Title: Director

SECURED PARTY:

CHANGYOU.COM LIMITED

By:	/s/ Dewen Chen
Name: Dewen Chen
Title: Chief Executive Officer